Exhibit 99.1

For Immediate Release

PARLUX REPORTS FINANCIAL RESULTS

FOR FISCAL YEAR AND FOURTH QUARTER PROFIT

FORT LAUDERDALE, FLORIDA, May 21, 2009, Parlux Fragrances, Inc. (NASDAQ:PARL) announced its results for the quarter (unaudited) and the year ended March 31, 2009.  Net sales for the quarter were $28.2 million, compared to $40.4 million in the prior year quarter, a reduction of 30%.  Net income was $1.5 million, or $0.07 per share, compared to $2.9 million, or $0.13 per share, in the prior year period.

Net sales for the fiscal year were $151.2 million, compared to $153.7 million in the prior year, a reduction of approximately 2%.  Net loss was $4.3 million, or $(0.21) per share, compared to prior year net income of $5.0 million, or $0.24 per share.

Mr. Neil J. Katz, Chairman and CEO commented, “In the fourth quarter, our domestic department store sales increased by 7% and our sales to Perfumania increased by 8%; nevertheless, we were not immune to the global reduced demand that affected our international markets.  Recognizing the global situation we concentrated on improving our product mix to provide higher gross margins while also reducing operating expenses which resulted in a profit for the quarter, despite a 30% reduction in total sales.”

Mr. Katz added, “For the full fiscal year, our net sales declined about 2% as a result of the fourth quarter performance. We invested heavily in building our U.S. department store business which had shown an 82% increase through the first nine months of the fiscal year.  Our department store business increased by 63% for the year.  We have markedly improved in-store presence and solidified our platform for future growth.”

Mr. Katz continued, “Our balance sheet remained solid, with $6 million in cash and we had not used our $20 million bank line.  We will be launching fragrances under our Queen Latifah, Marc Ecko, Josie Natori, and Nicole Miller licenses during the current fiscal year, to broaden our portfolio and reach new market segments.  While the current quarter continues to be a challenge, we are cautiously optimistic and planning for profitable controlled growth for the full fiscal year."

Conference Call

The Company will host a conference call on Friday, May 22, 2009, at 9:00 AM (EDT) to discuss the results for the Company’s [quarter and] fiscal year ended March 31, 2009 and to provide additional outlook for the upcoming fiscal year.  To participate, please call: Participant Toll Free: 866-223-7781 or Participant International: 416-340-8018 (no digital pin number is required).  A replay of the conference call will also be available from Friday, May 22, 2009 after 3:00 PM, until 11:59 PM on June 5, 2009.  To access the rebroadcast, Digital Replay Toll Free: 800-408-3053 or Participant International: 416-695-5800 (Replay Passcode: 8434043).

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its accounts payable balance due to the Company, and continued compliance with the covenants in its credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116  nkatz@parlux.com

Raymond J. Balsys, Ext. 8106 rbalsys@parlux.com

Web site:

http://www.parlux.com

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2009	2008	2008	2007
(unaudited)
Net sales:

Unrelated customers	$15,845	$29,049	$109,685	$94,543
Related parties	12,321	11,370	41,470	59,153
	28,166	40,419	151,155	153,696

Cost of goods sold:
Unrelated customers	6,381	14,451	51,294	48,119
Related parties	4,863	4,662	19,261	29,111
	11,244	19,113	70,555	77,230

Operating expense	14,173	16,642	87,403	67,866

Operating income (loss) from continuing operations	2,749	4,664	(6,803)	8,600

Interest income (expense), net	(6)	70	233	(1,001)
Other income	—	—	—	498
Foreign exchange gain (loss)	1	(13)	(1)	(4)
Income (loss) from continuing operations before income taxes	2,744	4,721	(6,571)	8,093

Income tax provision (benefit)	1,253	1,801	(2,287)	3,082

Income (loss) from continuing operations	1,491	2,920	(4,284)	5,011

Discontinued operations:
Income from operations of Perry Ellis fragrance brand	—	—	—	41
Income tax provision related to Perry Ellis brand	—	—	—	16

Income from discontinued operations	—	—	—	25

Net income (loss)	1,491	2,920	(4,284)	5,036

Diluted income (loss) per common share:
Continuing operations	$0.07	$0.13	$(0.21)	$0.24
Discontinued operations	0.00	0.00	0.00	0.00
Total	$0.07	$0.13	$(0.21)	$0.24

Weighted average diluted shares outstanding	20,438,093	20,821,949	20,537,624	20,603,256

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2009	March 31, 2008

Cash and cash equivalents	$6,088	$21,408
Trade receivables, net	27,534	34,693
Inventories	66,737	48,068
Other current assets	28,315	18,164
Current Assets	128,674	122,333

Equipment and leasehold improvements, net	2,735	4,093
Trademarks and licenses, net	1,885	2,770
Other assets	3,410	1,952
Total Assets	$136,704	$131,148

Borrowings, current portion	$539	$991
Other current liabilities	25,681	14,049
Current Liabilities	26,220	15,040
Borrowings, less current portion	—	543
Total Liabilities	26,220	15,583

Stockholders' Equity	110,484	115,565
Total Liabilities and Stockholders' Equity	$136,704	$131,148

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